THE SHAW GROUP INC.

AND

THE SUBSIDIARY GUARANTORS NAMED HEREIN,

AND

THE BANK OF NEW YORK,

as Trustee
_______________________________

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 25, 2005

to

Indenture

Dated as of March 17, 2003

103/4% Senior Notes due 2010

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 25, 2005, is by and among The Shaw Group Inc., a Louisiana corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereof, and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Trustee, the Company and certain subsidiaries of the Company have heretofore executed and delivered that certain Indenture dated as of March 17, 2003 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 103/4% Senior Notes due 2010 (the “Notes”);

WHEREAS, on March 17, 2003, the Company issued $253,029,000 aggregate principal amount of Notes, all of which Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders representing at least a majority in principal amount of the Notes then outstanding, the Company, the Subsidiary Guarantors, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated April 5, 2005 and the related consent and letter of transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of more than a majority in principal amount of the outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Company and the Subsidiary Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.01 of Article 1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE AND NOTES

Section 2.1 Amendments to Articles 4, 5, 6 and 9. The Indenture is hereby amended by deleting the following provisions of the Indenture and all references thereto in their entirety:

Section 4.02 (SEC Reports), except for the last sentence thereof;
Section 4.03 (Incurrence of Indebtedness);
Section 4.04 (Restricted Payments);
Section 4.05 (Dividend and Other Payment Restrictions Affecting Subsidiaries);
Section 4.06 (Asset Sales);
Section 4.07 (Transactions with Affiliates);
Section 4.08 (Offer to Purchase Upon Change of Control);
Section 4.09 (Liens);
Section 4.10 (Sale-and-Leaseback Transactions);
Section 4.11 (Additional Subsidiary Guarantees);
Section 5.01(3) (Merger, Consolidation or Sale of Assets);
Section 6.01(3), (4), (6) and (9) (Events of Default);
Section 6.12 (Stay, Extension and Usury Laws); and
Section 9.07 (No Inducements).

Section 2.2 Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture, including, without limitation, paragraph 7 and clauses (iv) and (vi) of paragraph 14 thereof.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 3.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 3.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.4 Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy.

Section 3.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of more than a majority in principal amount of the outstanding Notes pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 3.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of April 26, 2005, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Third Supplemental Indenture, dated as of April 25, 2005. Reference is hereby made to said Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 3.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

THE SHAW GROUP INC.

By: /s/ Robert L. Belk

Robert L. Belk Executive Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS

American Plastic Pipe and Supply, L.L.C.
Arlington Avenue E Venture, LLC
Benicia North Gateway II, L.L.C.
B. F. Shaw, Inc.
Camden Road Venture, LLC
C.B.P. Engineering Corp.
Chimento Wetlands, L.L.C.
EMCON/OWT, Inc.
Envirogen, Inc.
Field Services, Inc.
Great Southwest Parkway Venture, LLC
HL Newhall II, L.L.C.
Jernee Mill Road, L.L.C.
Kato Road II, L.L.C.
KIP I, L.L.C.
LandBank Baker, L.L.C.
LandBank Properties, L.L.C.
LFG Specialties, L.L.C.
Millstone River Wetland Services, L.L.C.
MWR, Inc.
Norwood Venture I, L.L.C.
Otay Mesa Ventures II, L.L.C.
Plattsburg Venture, L.L.C.
Prospect Industries (Holdings), Inc.
Raritan Venture I, L.L.C.
S C Woods, L.L.C.
Shaw A/DE, Inc.
Shaw Alloy Piping Products, Inc.
Shaw Beneco, Inc.
Shaw California, L.L.C.
Shaw Capital, Inc.
Shaw CMS, Inc.
Shaw Coastal, Inc.
Shaw Connex, Inc.
Shaw Constructors, Inc.
Shaw E&I Investment Holdings, Inc.
Shaw E & I Russia, Inc.
Shaw Environmental, Inc.
Shaw Environmental & Infrastructure, Inc.
Shaw Environmental Liability Solutions, L.L.C.
Shaw Fabricators, Inc.
Shaw Facilities, Inc.
Shaw Field Services, Inc.
Shaw Fronek Company (FCI), Inc.
Shaw Global Energy Services, Inc.
Shaw GRP of California
Shaw Industrial Supply Co., Inc.
Shaw Infrastructure, Inc.
Shaw Intellectual Property Holdings, Inc.
Shaw International, Inc.
Shaw JV Holdings, L.L.C.
Shaw Maintenance, Inc.
Shaw Managed Services, Inc.
Shaw Management Services One, Inc.
Shaw NAPTech, Inc.
Shaw Pipe Shields, Inc.
Shaw Pipe Supports, Inc.
Shaw Power Services Group, L.L.C.
Shaw Power Services, Inc.
Shaw Power Technologies, Inc.
Shaw Process and Industrial Group, Inc.
Shaw Process Fabricators, Inc.
Shaw Property Holdings, Inc.
Shaw Remediation Services, L.L.C.
Shaw-Robotic Environmental Services, L.L.C.
Shaw Services, L.L.C.
Shaw SSS Fabricators, Inc.
Shaw Sunland Fabricators, Inc.
Shaw Waste Solutions, L.L.C.
Shaw Word Industries Fabricators, Inc.
So-Glen Gas Co., LLC
Stone & Webster Asia, Inc.
Stone & Webster Construction, Inc.
Stone & Webster Construction Services, L.L.C.
Stone & Webster Holding One, Inc.
Stone & Webster Holding Two, Inc.
Stone & Webster, Inc.
Stone & Webster International, Inc.
Stone & Webster International Holdings, Inc.
Stone & Webster—JSC Management Consultants, Inc.
Stone & Webster Management Consultants, Inc.
Stone & Webster Massachusetts, Inc.
Stone & Webster Michigan, Inc.
Stone & Webster Process Technology, Inc.
Stone & Webster Services, L.L.C.
SWINC Acquisition Five, L.L.C.
The LandBank Group, Inc.
Whippany Venture I, L.L.C.

By: /s/ Gary P. Graphia____________________

Name: Title:	Gary P. Graphia Authorized Agent acting on behalf of each of the above listed Subsidiary Guarantors

THE BANK OF NEW YORK,
as Trustee

By: /s/ William Cardozo

Name: William Cardozo

Title: Agent